Rule 424(b)(3)
                                             Registration No. 33-62777


PRICING SUPPLEMENT NO.:   15   dated     January 8, 1998



                        THE WALT DISNEY COMPANY


                           Medium-Term Notes


This Pricing Supplement accompanies and supplements the Prospectus dated March 7, 1996, as supplemented by the Prospectus Supplement, dated March 7, 1996 (the "Prospectus Supplment").

The Notes have the following terms (as applicable):

Rate:    /X/ Fixed Rate   / / Floating Rate   / / Zero Coupon
         /X/ Discount

Form:    /X/ Book-Entry   / / Definitive

Principal Amount:        $200,000,000

Original Issue Price:    99.955%

CUSIP No:   25468PAQ9

Proceeds to the Company:  $199,610,000

Discount or Commission to Agents:   $300,000

Original Issue Discount:  0.045%

Original Issue Date:      January 13, 1998

Stated Maturity:          January 13, 2000

Yield to Maturity:        5.624%

Interest Rate Per Annum (for Fixed Rate Notes):   5.60%

Interest Payment Dates:
     / /  Third Wednesday of each month
     / /  Third Wednesday of each March, June,
            September and December
     / /  Third Wednesday of each ________________
            and _________________
     / /  Third Wednesday of each ________________
     /X/  Other (specify)  The first interest payment date shall be
                           July 13, 1998 and thereafter the interest payment dates shall be the 13th day of each January and July during the term of the Notes (or, if such date is not a Business Day, the next Business Day).

Regular Record Dates:

     /X/ Fifteenth day (whether or not a Business Day) immediately preceding the related Interest
            Payment Date
     / /  Other (specify)

Interest Payment Period:
     / /  Monthly
     / /  Quarterly
     /X/  Semiannually
     / /  Annually

Calculation Agent:   Citibank, N.A.

Plan of Distribution:  Bear, Stearns & Co. Inc., Blaylock & Partners,
                       L.P., and The Williams Capital Group, L.P. have acted as principals with respect to the purchase of the Notes.